Exhibit 10.2

AUTOLIV, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective January 1, 2014

The following shall remain in effect until changed by the Board:

Annual Base Retainer*
All Non-Employee Directors other than Chairman	$220,000
Chairman	$390,000
Lead Director Annual Supplemental Retainer	$25,000
Committee Chair Annual Supplemental Retainers
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$10,000
Compliance Committee	Discretionary, decided annually

*	The Annual Base Retainer will be paid in arrears, as follows:

Two-thirds (2/3) of the applicable Annual Base Retainer will be paid in cash (the “Cash Payment”). The Cash Payment will be split and paid in two equal payments in each calendar year (each date a “Cash Payment Date”), and will be prorated using the Proration Factor (as defined below).

Subject to share availability under the Autoliv, Inc. 1997 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), one-third (1/3) of the applicable Annual Base Retainer will be paid in the form of fully-vested shares of Common Stock (as defined in the Plan) (the “Annual Stock Grant”) on the date in each calendar year when the Company grants its annual incentives for employees for the coming year (the “Grant Date”, typically in February). The number of shares in the Annual Stock Grant will be determined by multiplying the Proration Factor (as defined below) by the amount determined by (A) dividing the amount that is one-third (1/3) of the applicable Annual Base Retainer by the Fair Market Value (as defined in the Plan) of the Common Stock on the Grant Date, and (B) rounding to the nearest whole number. The Annual Stock Grants will be granted under, and subject to the terms and conditions of, the Plan.

The “Proration Factor” is a fraction, (a) the numerator of which is the number of full months of service as a non-employee director during, as applicable, (i) the calendar year immediately preceding the calendar year of the Grant Date or (ii) the 6 month period immediately preceding the 6 month period of the Cash Payment Date and (b) the denominator of which is, as applicable, (i) 12, as to the Annual Stock Grant or (ii) 6, as to the Cash Payment.

Non-employee directors are required to hold shares of Common Stock granted pursuant to the Annual Stock Grants until he or she has met the ownership requirements set forth in the Autoliv, Inc. Stock Ownership Policy for Non-Employee Directors.